Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Salem Media Group, Inc. and Subsidiaries (collectively, the “Company”) of our reports dated March 11, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SingerLewak LLP

SingerLewak LLP

Los Angeles, California

August 4, 2016